Exhibit 99.1

PILGRIM'S PRIDE REPORTS FINANCIAL RESULTS FOR FIRST QUARTER OF FISCAL 2011

GREELEY, CO, April 29, 2011 – Pilgrim's Pride Corporation (NYSE: PPC) today reported a net loss of $120.8 million, or $0.56 per share, on net sales of $1.9 billion for the first quarter ended March 27, 2011.  For the comparable quarter a year ago, the company reported a net loss of $45.5 million, or $0.21 per diluted share, on total sales of $1.6 billion.

“While this quarter is historically the weakest due to lower demand at this time of year, we encountered unusually tough circumstances due to high finished inventories, combined with rapidly increasing feed and other costs associated with our inventory levels, severe winter storms and depressed prices for chicken products,” said Bill Lovette, Pilgrim’s president and chief executive officer.  “As part of our plan to reduce working capital, we made the decision to liquidate inventories in the first quarter.  While this decision helped our balance sheet by reducing inventories and turning assets into cash, it had a significant negative effect on margins and overall net revenue per pound sold in the quarter.  At the same time, lower capacity utilization – including on our prepared-foods line – led to higher operating costs, and winter storms throughout much of the Southeast in mid-January closed a large number of our plants for several days at a time and hurt consumer demand.”

Market prices for breast meat averaged $1.26 per pound, down 10% from a year ago, while market prices for wings fell 38%, to $1.00 per pound.

Sales and volume in fresh foodservice remained flat, while sales and volume in frozen foodservice and retail improved, although net sales per pound were down slightly. Export demand remained very strong during the quarter, with volume rising 90% to an all-time record for the period and sales increasing by a similar amount.  The company attributed export gains to the lower value of the dollar as well as chicken’s value proposition versus higher-priced beef and pork in international markets.

Feed ingredient purchases, which represent the largest component of Pilgrim’s cost of goods sold, were approximately $188 million higher during the quarter than the year-ago period.  The company recognized $32.0 million in net mark-to-market gains related to changes in the fair value of its derivatives during the first quarter.  As of today, Pilgrim’s has covered 100% of its anticipated corn needs and approximately 50% of its soybean meal usage through the end of 2011.

Lovette said sales mix remains Pilgrim’s single largest opportunity to drive revenue growth and sustained profitability. As part of the plan to improve the value of its product mix, Pilgrim’s recently realigned its sales and operations groups by customer segment.  Under the new structure, Pilgrim’s has established the following business units: Commercial Business, Fast Food, Retail, Prepared Foods-Small Bird Deboning and Prepared Foods-Further Processed.  Each of Pilgrim’s U.S. operations, as well as Puerto Rico, has been assigned to one of these business units.  Each group is led by a general manager who is accountable for a selected group of plants for a customer segment.  The general manager directs sales and operations of this segment and is accountable for the product mix, capital needs and financial performance of each business.

“We are taking our existing line-of-business approach a step further by creating truly integrated business units,” said Lovette. “This realignment will fundamentally improve our business by driving responsibility and accountability deeper into the organization. Each of these teams will truly ‘own’ the product mix and the responsibility for achieving the best value possible.  We will benchmark each unit’s performance against the industry segment in which it participates, and they will be expected to operate in the top 25 percent of that segment.”

Looking ahead, he sees a mixed outlook for the chicken industry in 2011.  On a positive note, chicken is expected to be increasingly popular among value-conscious consumers, with retailers and foodservice operators featuring chicken more frequently on menus or in weekly ads.  In addition, the company has recently succeeded in negotiating additional price increases with some of its retail and foodservice customers in response to continued increases in feed costs.

“Clearly 2011 is going to be a challenging year.  Despite now having covered nearly all of our anticipated grain needs through the end of 2011, we are facing at least $500 million in higher feed costs this year.  Our customers recognize that the unrelenting upward march of corn and soybean meal is placing extreme pressure on chicken producers and that there must be some sharing of the cost burden in order to ensure a viable business model.  To achieve that, we will continue to look at further price increases and will execute structural changes in our book of business with regard to fixed versus market-based pricing,” Lovette said.  “At the same time, it is absolutely critical that we strengthen our balance sheet, capture our estimated $400 million in plant-related cost improvements and seize the significant sales mix opportunities available across our asset base.”

Conference Call Information
A conference call to discuss the company's quarterly results will be held today at 9 a.m. Eastern.  To listen live via telephone, call toll-free 800-967-7188, passcode 2677083.  International callers should dial 719-325-2106, passcode 2677083. The presentation will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=78329. (Please copy and paste the link into the browser.)

Additionally, the company will post a slide presentation on its website at http://www.pilgrims.com which may be viewed by listeners in connection with today’s conference call.  The webcast will be available for replay within approximately two hours of the conclusion of the call.  A toll-free telephone replay will be available today beginning at approximately noon Eastern time by calling 888-203-1112, passcode 2677083. International callers may dial 719-457-0820, passcode 2677083.  The replay will be available for 30 days.

About Pilgrim’s Pride
Pilgrim's employs approximately 42,000 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico.  The Company's primary distribution is through retailers and foodservice distributors.  For more information, please visit http://www.pilgrims.com.

Forward-Looking Statements
Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements.  Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the company’s business plan to achieve desired cost savings and profitability;  the ability of the company to achieve the anticipated synergistic gains from the sale of 64% of its common stock to JBS USA Holdings, Inc; the ability of the company to re-open its idled facilities in the manner and on the time schedule planned due to, among other things, the company’s  dependence on commodity prices and economic conditions; future pricing for feed ingredients and the company’s products; additional outbreaks of avian influenza or other diseases, either in Pilgrim’s Pride’s flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim’s Pride’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources, particularly in light of Pilgrim’s Pride’s substantial leverage; restrictions imposed by, and as a result of, Pilgrim’s Pride’s substantial leverage; changes in laws or regulations affecting Pilgrim’s Pride’s operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim’s Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim’s Pride’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including exports into Russia, the anti-dumping proceeding in Ukraine and the anti-dumping and countervailing duty proceeding in China; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:                                Gary Rhodes
Vice President, Corporate Communications and Investor Relations
(903) 434-1495

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PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Operations

(Unaudited)

	Thirteen Weeks Ended
	March 27,	March 28,
	2011	2010
	(In thousands, except per share data)

Net sales	$1,892,476	$1,642,918
Cost of sales	1,945,586	1,590,899

Gross profit (loss)	(53,110)	52,019

Selling, general and administrative expense	53,666	48,601
Administrative restructuring charges, net	-	35,819

Operating loss	(106,776)	(32,401)

Interest expense	27,507	28,420
Interest income	(710)	(547)
Miscellaneous, net	(3,806)	(2,325)

Loss before reorganization items and income taxes	(129,767)	(57,949)
Reorganization items, net	-	20,719

Loss before income taxes	(129,767)	(78,668)
Income tax expense (benefit)	(9,872)	(33,304)

Net loss	(119,895)	(45,364)
Less: Net income attributable to noncontrolling interests	865	183

Net loss attributable to Pilgrim’s Pride Corporation	$(120,760)	$(45,547)

Weighted average shares of common stock outstanding:
Basic	214,282	214,282
Diluted	214,282	214,282

Net loss per share of common stock outstanding:
Basic	$(0.56)	$(0.21)
Diluted	$(0.56)	$(0.21)

PILGRIM’S PRIDE CORPORATION
Consolidated Balance Sheets (Unaudited)

	March 27,	December 26,
	2011	2010
	(In thousands)

Cash and cash equivalents	$63,013	$106,077
Restricted cash and cash equivalents	61,117	60,953
Investment in available-for-sale securities	1,391	1,554
Trade accounts and other receivables, less allowance for doubtful accounts	376,370	321,300
Account receivable from JBS USA, LLC	13,670	465
Inventories	967,066	1,029,254
Income taxes receivable	56,834	58,465
Current deferred tax assets	3,583	3,476
Prepaid expenses and other current assets	70,331	81,250
Assets held for sale	50,840	47,671

Total current assets	1,664,215	1,710,465

Investment in available-for-sale securities	12,026	11,595
Deferred tax assets	33,794	22,609
Other long-term assets	65,560	67,143
Identified intangible assets, net	47,529	48,950
Property, plant and equipment, net	1,368,791	1,358,136

Total assets	$3,191,915	$3,218,898

Accounts payable	$309,242	$329,780
Account payable to JBS USA, LLC	9,955	7,212
Accrued expenses	290,515	297,594
Pre-petition obligations	350	346
Income taxes payable	7,690	6,814
Current deferred tax liabilities	38,744	38,745
Current maturities of long-term debt	62,021	58,144

Total current liabilities	718,517	738,635

Long-term debt, less current maturities	1,397,068	1,281,160
Deferred tax liabilities	3,583	3,476
Other long-term liabilities	114,441	117,031

Total liabilities	2,233,609	2,140,302

Common stock	2,143	2,143
Additional paid-in capital	1,442,930	1,442,810
Accumulated deficit	(469,413)	(348,653)
Accumulated other comprehensive loss	(24,152)	(23,637)

Total Pilgrim’s Pride Corporation stockholders’ equity	951,508	1,072,663

Noncontrolling interest	6,798	5,933

Total stockholders’ equity	958,306	1,078,596

Total liabilities and stockholders' equity	$3,191,915	$3,218,898

PILGRIM'S PRIDE CORPORATION
Selected Financial Information
(Unaudited)

Note:  “EBITDA” is defined as the sum of income (loss) from continuing operations plus interest, taxes, depreciation and amortization. “Adjusted EBITDA” is defined as the sum of EBITDA plus restructuring charges, reorganization items and loss on early extinguishment of debt less net income attributable to noncontrolling interests. EBITDA is presented because it is used by us and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of results prepared in conformity with accounting principles generally accepted in the US (“GAAP”), to compare the performance of companies. We believe investors would be interested in our Adjusted EBITDA because this is how our management analyzes EBITDA from continuing operations. The Company also believes that Adjusted EBITDA, in combination with the Company's financial results calculated in accordance with GAAP, provides investors with additional perspective regarding the impact of certain significant items on EBITDA and facilitates a more direct comparison of its performance with its competitors. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. They should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

	Thirteen Weeks Ended
	March 27,	March 28,
	2011	2010
	(In thousands, except per share data)

Net loss from continuing operations	$(119,895)	$(45,364)

Add:
Income tax benefit	(9,872)	(33,304)
Interest expense, net	26,797	27,873
Depreciation and amortization	50,852	57,768
Minus:
Amortization of capitalized loan costs	2,243	3,780

EBITDA	(54,361)	3,193

Add:
Restructuring charges	-	35,819
Reorganization items, net	-	20,719
Minus:
Net income attributable to noncontrolling interest	865	183
Adjusted EBITDA	$(55,226)	$59,548